Exhibit 99.1

FULUCAI ANNOUNCES CLOSING OF OIL AND GAS ASSET ACQUISITION IN NEW MEXICO, ADDITIONAL BOARD MEMBERS AND NAME CHANGE TO BLUE SKY OIL AND GAS LTD

Calgary, Alberta (Marketwire–November 13, 2013) Further to press releases dated August 13, 2013 and October 4, 2013 Fulucai Productions Ltd.(“Fulucai”) (OTCQB:FCPS) is pleased to announce that it has closed its acquisition of producing oil and gas assets in New Mexico  whereby the Company is acquiring 100% of the shares of Blue Sky NM, Inc. (“BSN”) (the “Acquisition”).  BSN owns 65% interest in producing and non-producing oil and gas properties in New Mexico consisting of 299 wells found in leases covering approximately 14,000 acres.

The total aggregate consideration was paid through the issuance of 65,000,000 common shares in the capital stock of Fulucai.  An independent reserve report completed by American Energy Advisors has established a PV10% asset value of $40,710,000 based on the value of proven reserves for only the Twin Lake Unit.  Due to the valuation of the reserves, no further engineering was required for additional assets, as they met the valuation criteria established in the Share Purchase Agreement executed with respect to the Acquisition on September 28th 2013.  The Company will complete the reserve report on the remaining assets being acquired after the year end.

Fulucai is pleased to announce that Ilyas Chaudhary, Domenico Antonio (Tony) Consalvo, Chester Jachimiec and Harvey Lalach have agreed to stand for election to its board of directors at the pending annual meeting of shareholders (the “Meeting”).

Mr. Chaudhary is an engineer with over 40 years of oil and gas experience with both major and independent oil companies.  He has been involved in structuring and operating exploration and production and Power companies in the US, Canada, Indonesia, China, Pakistan and South America.  As a result of the Acquisition, Blue Sky Energy and Power, Inc., of which Mr. Chaudhary is the CEO, will become the largest shareholder of Fulucai.

Mr. Consalvo is a senior insurance executive with over 24 years of experience.  He is currently the Director, Chairman and CEO of Anthony Clark Insurance Brokers Ltd., a large international insurance broker (top 100 in North America).  Mr. Consalvo was co-founder, head of acquisitions and in charge of taking Anthony Clark Insurance Brokers Ltd. public in 1998.  He also started and expanded company operations in the United States  In addition, Mr. Consalvo has been instrumental in raising capital, obtaining and restructuring debt and successfully negotiating contracts with insurance carriers.

Mr. Jachimiec has held a number of senior executive positions in both private and publicly traded companies.  He is currently the CFO of Vivione Biosciences Inc. (TSXV:VBI).  Since 2010, he has held the position of President at Crosscurrents, LLC, a business development and technology commercialization company actively engaged in several facets of the energy services industry in the US and internationally.  Since 2008, Mr. Jachimiec has also held the position of President at Energya Management, LLC, a company that provides corporate development and capital market services to the energy services and infrastructure markets in Mexico.

Mr. Lalach is a successful senior management executive with diverse experience across business sectors and organizations. From 1986 through to 1997, he was involved in various roles in financial institutions starting at the Vancouver Stock Exchange and later working in securities-related roles for BMO Nesbitt Burns and TD Bank.  For the past 12 years, Mr. Lalach has focused on the operation and administration of numerous start-up US and Canadian public companies serving as both director and officer in various capacities.  Mr. Lalach served as President and CEO for Assure Energy, Inc., Quarry Oil & Gas Corp., Anavex Life Sciences Corp. and Savary Capital Corp.

Fulucai has also made application to change its name to Blue Sky Oil and Gas Ltd., which is anticipated to occur at the Meeting.

ON BEHALF OF THE BOARD

/s/Mo Fazil

Mo Fazil

Chief Executive Officer

For information contact:

Mr. Mo Fazil

T: 403-613-7310

Disclaimers

Except for statements of historical fact, this news release contains certain “forward-looking information” within the meaning of applicable securities laws. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” occur. Forward-looking information in this news release includes, but is not limited to, statements regarding expectations of management regarding the expiry of hold periods attached to the securities issued in settlement of debts as described in this news release. Although the Company believes that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements including, without limitation, the risk that the hold period on the shares may not expire as expected. Other than as required by law, the Company does not intend to update the forward-looking information contained in this news release.

No stock exchange or regulatory authority has approved or disapproved of the information contained herein.